PROXY RESULTS (Unaudited)
During the six months ended June 30, 2008, Cohen &Steers Global
Income Builder, Inc. shareholders voted on the following proposals at the annual meeting held on April 17, 2008. The description of each proposal and number of shares voted are as follows:

Common Shares
	   	       Shares Voted	       Authority
			    For			Withheld
To Elect Directors
Bonnie Cohen	  	20,617,800 	 	816,984
George Grossman	 	20,617,800 	 	816,984
Richard E. Kroon	20,617,800 	 	816,984
Richard J. Norman	20,617,800 	 	816,984
Frank K. Ross	 	20,617,800 	 	 16,984
Robet H. Steers	 	20,617,800 	 	816,984
C. Edward Ward, Jr.	20,617,800 	 	816,984


Preferred Shares
		        Shares Voted	       Authority
			     For	        Withheld
To Elect Directors
Bonnie Cohen	 	     2,544 		    609
Martin Cohen	 	     2,490 		    663
George Grossman	 	     2,601 		    552
Richard E. Kroon	     2,601 		    552
Richard J. Norman	     2,601 		    552
Frank K. Ross	 	     2,601 		    552
Willard H. Smith	     2,490 		    663
Robert H. Steers	     2,601 		    552
C. Edward Ward, Jr.	     2,603 		    550